EXHIBIT 10.5.3

TENTH AMENDMENT TO LEASE
This TENTH AMENDMENT TO LEASE (“Tenth Amendment”) made as of February 6, 2014, by and between RXR SL Owner LLC (“Landlord”) and Martha Stewart Living Omnimedia, Inc. (“Tenant”).
W I T N E S S E T H:
WHEREAS, Landlord’s predecessor and Tenant entered into a written agreement of lease dated as of August 20, 1999 (the “Original Lease”), as amended by a First Lease Modification Agreement dated as of December 17, 1999, Second Lease Modification Agreement dated as of August, 2000, Third Lease Modification dated as of July 1, 2002, Fourth Lease Modification Agreement dated as of November 10, 2005, Fifth Lease Modification Agreement dated as of January 3, 2007, Amended and Restated Sixth Lease Modification Agreement made as of June 14, 2007 (undated in original), Seventh Lease Modification Agreement made as of June 30, 2008, Eighth Amendment to Lease made as of June 14, 2013 and Ninth Amendment to Lease made as of October 11, 2013, (as amended hereby, collectively, the “Lease”), wherein and whereby Landlord’s predecessor leased to Tenant certain premises, as more particularly described in the Lease (collectively, the “Premises”), in the building located at 601 West 26th Street, New York, New York (the “Building”); and
WHEREAS, Landlord and Tenant have agreed that Tenant shall surrender a portion of the Premises consisting of 32,585 rentable square feet located in Room 1000 (the “Surrendered Space”) as shown on Exhibit A annexed hereto and made a part hereof, all upon the terms and conditions set forth herein and set forth in that certain Second Amendment to Lease between Landlord and Tenant dated the date hereof; and
WHEREAS, Landlord and Tenant wish to set forth certain additional terms concerning the remaining Premises that Tenant will continue to occupy after the Surrender Date, certain payments by Landlord to Tenant and certain rights of Tenant to other space that becomes available in the Building, all as hereafter set forth;
NOW, THEREFORE, Landlord and Tenant agree as follows:
1.Capitalized terms used and not defined in this Tenth Amendment shall have the meanings ascribed to those terms in the Lease or in the Second Amendment.
2.    Provided that on or prior to fifteen (15) business days after Landlord’s and Tenant’s full negotiation of this Tenth Amendment, Tenant (i) has executed this Tenth Amendment and (ii) surrendered actual possession of the Surrendered Space to Landlord, then Tenant shall be deemed to have surrendered legal possession of the Surrendered Space to Landlord, and Landlord accepts such surrender in its broom clean, “as-is” condition (except for only those items of personal property and fixtures set forth on Exhibit B annexed hereto and made a part hereof that are permitted to remain in the Surrendered Space), and the term of the Lease with respect to the Surrendered

Space shall be deemed to have wholly merged and extinguished as of February 14, 2014 (the “Surrender Date”). As of the Surrender Date, neither Landlord nor Tenant shall have any further liability or obligation to the other, including, without limitation, Tenant’s obligation to pay rent or additional rent, except and to the extent expressly set forth in this Tenth Amendment and that certain Second Amendment to Lease between Landlord and Tenant, also executed on or about the date hereof, regarding a lease between Landlord’s predecessor and Tenant’s predecessor dated as of February 2004, as amended. Tenant gives, grants and surrenders to Landlord the Surrendered Space and all of Tenant’s right, title and interest therein and under the Lease with respect to the Surrendered Space on the Surrender Date.
3.    Tenant covenants and agrees on behalf of itself, its successors and assigns, that it has not done or suffered (and will not do or suffer) anything whereby the Surrendered Space has (or will) become encumbered in any way whatsoever.
4.    Through and including the Surrender Date, Tenant shall continue to pay to Landlord any and all rent, payments, sums or charges due or to become due with respect to the Surrendered Space pursuant to the terms of the Lease.
5.    As of the Surrender Date, the Lease is hereby amended as follows:
(a)    The Fixed Rental shall be reduced as follows:
(i) from the Surrender Date through and including January 31, 2015 by $1,209,840 per annum ($100,820 per month);
(ii) from February 1, 2015 through and including January 31, 2016 by $1,243,111 per annum ($103,592.58 per month);
(iii) from February 1, 2016 through and including January 31, 2017 by $1,277,296 per annum ($106,441.33 per month); and
(iv) from February 1, 2017 through January 31, 2018 (the Expiration Date) by $1,312,417 per annum ($109,368.08 per month).
(b)    Tenant’s Proportionate Share shall be reduced from 7.97351% to 6.33051%. The parties acknowledge that the reduction of the Proportionate Share in the Ninth Amendment from 7.97351% to 7.84134% was an error and shall be disregarded as if it were never so reduced. Landlord shall not rebill Tenant for any items that were previously billed at 7.84134%.
(c)    Tenant’s condenser water shall be reduced by 153 tons.
6.    Within 15 days after the Surrender Date, Landlord shall pay Tenant a one-time payment of $500,000.00 by wire transfer to a bank account the wire address and identifying information for which shall be provided by Tenant to Landlord prior to the Surrender Date. Landlord shall also return within 30 days of the Surrender Date letters of credit in the amounts of $83,269.96, $23,187.51 and $485,775.00. All other letters of credit and cash security deposits held by Landlord shall be retained by Landlord.

7.    Provided (a) this Lease shall be in full force and effect, and (b) Tenant shall not then be in default under this Lease beyond any applicable period of notice, cure or grace, and subject to the existing rights of existing tenants to lease such space, if at anytime and from time to time after the Surrender Date, after its initial leasing, Landlord determines that all or a portion of the Surrendered Space will be offered for lease, then Landlord shall send a notice to Tenant specifying the rent at which and the other terms and conditions upon which the Surrendered Space is being offered (the “Landlord’s Offer Notice”), which terms shall be market. Tenant shall then have the right within fifteen (15) days following the giving of Landlord’s Offer Notice, time being of the essence, to accept (or waive its rights if it fails to accept) the offer set forth in Landlord’s Offer Notice by giving to Landlord a written notice (“Acceptance Notice”) stating that Tenant elects to lease the Surrendered Space, and either that (i) Tenant agrees to the rent set forth in Landlord’s Offer Notice or (ii) Tenant disputes the rent set forth in Landlord’s Offer Notice and in the event Tenant elects to proceed pursuant to clause (ii) of this Section 7, the Acceptance Notice shall include Tenant’s determination of the rent. If the Acceptance Notice shall not state that Tenant disputes the rent set forth in Landlord’s Offer Notice and include Tenant’s determination of the rent, then Tenant shall be deemed to have elected to proceed pursuant to clause (i) of this Section 7. If Tenant shall dispute Landlord’s determination of the rent (the “Fair Market Rent”) for the Surrendered Space of this Lease, the Fair Market Rent shall be determined as follows: The determination shall be resolved by arbitration conducted in accordance with the AAA Rules, except that the provisions of this section shall supersede any conflicting or inconsistent provisions of the AAA Rules. The determination shall be resolved by a single arbitrator who shall be impartial and shall have not less than ten (10) years’ experience in the County of New York in the leasing of commercial office space in office buildings comparable to the Building, and the fees of such arbitrator, shall be shared equally by Landlord and Tenant. If the parties fail to agree on an arbitrator within fourteen (14) days, then either Landlord or Tenant may request the AAA to appoint an arbitrator within fourteen (14) days of such request and both parties shall be bound by any appointment so made. If no such arbitrator shall have been appointed within such fourteen (14) days, either Landlord or Tenant may apply to any court having jurisdiction to make such appointment. The arbitrator shall subscribe and swear to an oath fairly and impartially to make such determination. Within thirty (30) days following the appointment of such arbitrator, each party shall attend a hearing before such arbitrator wherein each party shall submit a report setting forth its determination of the Fair Market Rent for the Space for the applicable term thereof (which for Landlord must be the same determination which Landlord submitted in its Offer and, for Tenant, must be the Fair Market Rent proposed by Tenant) together with such information on comparable rentals or such other evidence as such party shall deem relevant. The arbitrator shall, within thirty (30) days following such hearing and submission of evidence, render its decision by selecting the determination of the Fair Market Rent for the Surrendered Space for such term submitted to the arbitrator by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects such Fair Market Rent for the Surrendered Space based on all relevant factors relating to the premises in question. It is expressly understood that such arbitrator shall have no power or authority to select any Fair Market Rent for the Surrendered Space for the applicable term other than the Fair Market Rent submitted by Landlord or Tenant, and the decision of such arbitrator shall be final and binding upon the parties hereto. Fair Market Rent shall include applicable free rent, a tenant improvement allowance, a current base year and other relevant market terms.

Should Tenant elect to lease the Surrendered Space, Landlord shall be responsible for installing a staircase between the 9th and 10th floors similar to the one in existence as of the date of this Tenth Amendment. Such installation shall be done solely at Landlord’s cost and expense.
8.     (a)    For purposes of this Amendment, the term “Available Expansion Space” shall mean any space contiguous to the Premises containing at least 5,000 rentable square feet located above the 4th floor of the Building. In the event that Tenant shall desire to lease such additional space in the Building, Tenant shall have the right at any time and from time to time to give written notice thereof to Landlord on or before December 31, 2017, time being of the essence (the “Expansion Notice”). Provided that as of the date on which Tenant gives the Expansion Notice, (i) this Lease shall be in full force and effect, and (ii) Tenant shall not be in default under this Lease beyond any applicable period of notice, cure or grace, then if any Available Expansion Space shall become available for leasing to anyone other than a Superior Occupant (as hereinafter defined), then Landlord shall offer to Tenant in writing (“Landlord’s Offer Notice”) the right to lease the first Available Expansion Space to become available for leasing to anyone other than a Superior Occupant for a term commencing after the giving of an Expansion Notice (the “Expansion Space”), and otherwise on the terms and conditions hereinafter set forth. Landlord’s Offer Notice shall include: (a) a description of the Expansion Space, (b) the approximate date (“Anticipated Availability Date”) on which Landlord anticipates that the Expansion Space shall become available for leasing, (c) Landlord’s determination of the rent, and (d) any other material economic terms as Landlord would otherwise intend to offer in order to lease the Expansion Space to a third party. Available Expansion Space shall be deemed to be “available for leasing” if Landlord reasonably anticipates that it will be entitled to possession of such Available Expansion Space as of the Anticipated Availability Date specified by Landlord in Landlord’s Offer Notice.
(b)    Provided (i) this Lease shall be in full force and effect, and (ii) Tenant shall not then be in default under this Lease beyond any applicable period of notice, cure or grace, within fifteen (15) days following the giving of Landlord’s Offer Notice, time being of the essence, Tenant may accept the offer (or waive its rights if it fails to accept) set forth in Landlord’s Offer Notice by giving to Landlord a written notice (“Acceptance Notice”) stating that Tenant elects to lease the Expansion Space and either that (i) Tenant agrees to the rent set forth in Landlord’s Offer Notice or (ii) Tenant disputes the rent set forth in Landlord’s Offer Notice and in the event Tenant elects to proceed pursuant to clause (ii) of this Section 8, the Acceptance Notice shall include Tenant’s determination of the rent. If the Acceptance Notice shall not state that Tenant disputes the rent set forth in Landlord’s Offer Notice and include Tenant’s determination of the rent, then Tenant shall be deemed to have elected to proceed pursuant to clause (i) of this Section 8. If Tenant shall dispute Landlord’s determination of the rent (the “Fair Market Rent”) for the Expansion Space, the Fair Market Rent shall be determined as follows: The determination shall be resolved by arbitration conducted in accordance with the AAA Rules, except that the provisions of this section shall supersede any conflicting or inconsistent provisions of the AAA Rules. The determination shall be resolved by a single arbitrator who shall be impartial and shall have not less than ten (10) years’ experience in the County of New York in the leasing of commercial office space in office buildings comparable to the Building, and the fees of such arbitrator, shall be shared equally by Landlord and Tenant. If the parties fail to agree on an arbitrator within fourteen (14) days, then either Landlord or Tenant may request the AAA to appoint an arbitrator within fourteen (14) days of such request and both parties shall be bound by any appointment so made. If no such arbitrator shall have been appointed within such fourteen (14) days, either Landlord or Tenant may apply to any court having jurisdiction to make such appointment. The arbitrator shall subscribe and swear to an oath fairly and impartially to make such determination. Within thirty (30) days following the appointment of such arbitrator, each party shall attend a hearing before such arbitrator wherein each party shall submit a report setting forth its determination of the Fair Market Rent for the Expansion Space for the applicable term thereof (which for Landlord must be the same determination which Landlord submitted in its Offer and, for Tenant, must be the Fair Market Rent proposed by Tenant) together with such information on comparable rentals or such other evidence as such party shall deem relevant. The arbitrator shall, within thirty (30) days following such hearing and submission of evidence, render its decision by selecting the determination of the Fair Market Rent for the Expansion Space for such term submitted to the arbitrator by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects such Fair Market Rent for the Expansion Space based on all relevant factors relating to the premises in question. It is expressly understood that such arbitrator shall have no power or authority to select any Fair Market Rent for the Expansion Space for the applicable term other than the Fair Market Rent submitted by Landlord or Tenant, and the decision of such arbitrator shall be final and binding upon the parties hereto. Fair Market Rent shall include applicable free rent, a tenant improvement allowance, a current base year and other relevant market terms.
(c)    Nothing contained in this Section 8 shall prevent Landlord from recognizing any expansion or right of first offer rights of other tenants or from permitting the tenant or any subtenant or other occupant in possession of the Expansion Space (collectively a “Superior Occupant”) or its successors or assigns to remain in occupancy of the Expansion Space or any portion thereof pursuant to either (i) the exercise of any extension or renewal option contained in a lease to the Superior Occupant (the “Existing Lease”), or (ii) any extension or renewal of the Existing Lease which may be negotiated and agreed to by and between Landlord and a Superior Occupant or its successors or assign.
9.    (a) Tenant represents and warrants to Landlord that it has not dealt with any broker or finder in connection with the matters contemplated in this Tenth Amendment other than Newmark Grubb Knight Frank (“Newmark”). Tenant will indemnify and hold Landlord harmless from any claims or liabilities for any breach of the foregoing representation by Tenant or any brokerage commission incurred by reason of Tenant having dealt with any broker in connection with this Tenth Amendment. Tenant agrees to pay Newmark a commission for this transaction pursuant to a separate agreement with Newmark.
(b)    Landlord represents and warrants to Tenant that it has not dealt with any broker or finder in connection with the matters contemplated in this Tenth Amendment. Landlord will indemnify and hold Tenant harmless from any claims or liabilities for any breach of the foregoing representation by Landlord or any brokerage commission incurred by reason of Landlord having dealt with any broker in connection with this Tenth Amendment.
(c)    The provisions of this Paragraph 9 shall survive the expiration or earlier termination of the Lease.

10.    (a)    This Tenth Amendment shall become effective when it is fully executed and delivered by the parties.
(b)    The parties acknowledge that except as hereby amended, all the terms, provisions, covenants, agreements and conditions of the Lease shall be and remain in full force and effect.
(c)    This Tenth Amendment and the Lease constitute the entire agreement between the Landlord and the Tenant on the subject matter, and may not be changed, modified, discharged or amended except by an instrument in writing duly executed by Landlord and Tenant.
(d)    All prior discussions between the parties with respect to the subjects hereof are incorporated herein and shall have no force or effect except as set forth herein.
(e)    In the event of any inconsistency between the provisions of this Tenth Amendment and those contained in the Lease, the provisions of this Tenth Amendment shall govern and be binding.
(f)    This Tenth Amendment may be executed in counterparts.
(g)    This Tenth Amendment shall be construed without regard to any presumption or rule of law requiring construction or interpretation against the party causing this Tenth Amendment be drafted.

IN WITNESS WHEREOF, Landlord and Tenant have each executed this Tenth Amendment as of the day and year first above written.

LANDLORD
RXR SL OWNER LLC By: /s/ Richard J. Conniff Name: Richard J. Conniff Title: Authorized Person
TENANT
MARTHA STEWART LIVING OMNIMEDIA, INC. By: /s/ Kenneth P. West Name: Kenneth P. West Title: Executive Vice President/CFO

EXHIBIT A

SURRENDERED SPACE

TRUCK DOCK
ELECTRIC
A
B

MARTHA STEWART LIVING OMNIMEDIA

10th FLOOR LEASE EXHIBIT

601 West 26th St.
New York, NY

PROJECT LOCATION
FILE NAME
PLOT DATE
DATE
DRAWN BY
DRAWING NO.
EX-A

EXHIBIT B

PERSONAL PROPERTY AND FIXTURES
WHICH SHALL REMAIN IN THE SURRENDERED SPACE

10th Floor

Furniture: Island Laterals (short)	35
Furniture: Islands	14
Furniture: Pedastals (P/P/F)	55
Furniture: Workstations	101
Storage: Lateral (6 drawer)	12

All lighting fixtures (except for track lighting previously installed by Tenant) and doors for office sliding doors shall remain

10